Exhibit 99.1

COHEN & COMPANY REPORTS FOURTH QUARTER & FULL YEAR 2024 FINANCIAL RESULTS

Board Declares Quarterly Dividend of $0.25 per Share

Philadelphia and New York, March 10, 2025 – Cohen & Company Inc. (NYSE American: COHN), a financial services firm specializing in an expanding range of capital markets and asset management services, today reported financial results for its fourth quarter and full year ended December 31, 2024.

Summary Operating Results

	Three Months Ended			Twelve Months Ended
($ in thousands)	12/31/24	9/30/24	12/31/23	12/31/24	12/31/23
Net trading	$8,947	$8,816	$7,809	$36,409	$30,926
Asset management	2,067	2,147	1,919	9,009	7,337
New issue and advisory	10,075	22,459	18,722	63,422	28,264
Principal transactions and other revenue	(2,548)	(1,727)	6,014	(29,242)	16,454
Total revenues	18,541	31,695	34,464	79,598	82,981
Compensation and benefits	12,935	17,915	16,335	56,388	52,092
Non-compensation operating expenses	11,109	6,558	6,680	31,233	24,028
Operating income (loss)	(5,503)	7,222	11,449	(8,023)	6,861
Interest expense, net	(1,474)	(1,256)	(1,619)	(5,821)	(6,526)
Income (loss) from equity method affiliates	(662)	(683)	17,217	21,704	15,609
Income (loss) before income tax expense (benefit)	(7,639)	5,283	27,047	7,860	15,944
Income tax expense (benefit)	(764)	142	166	(329)	5,545
Net income (loss)	(6,875)	5,141	26,881	8,189	10,399
Less: Net income (loss) attributable to the non-convertible non-controlling interest	66	(2,455)	11,054	8,675	19,590
Enterprise net income (loss)	(6,941)	7,596	15,827	(486)	(9,191)
Less: Net income (loss) attributable to the convertible non-controlling interest	(4,988)	5,446	11,279	(357)	(4,078)
Net income (loss) attributable to Cohen & Company Inc.	$(1,953)	$2,150	$4,548	$(129)	$(5,113)
Fully diluted net income (loss) per share	$(1.21)	$1.31	$2.97	$(0.08)	$(3.38)

Adjusted pre-tax income (loss) (1)	$(7,705)	$7,738	$15,993	$(815)	$(3,646)
Fully diluted adjusted pre-tax income (loss) per share	$(1.32)	$1.34	$2.88	$(0.14)	$(0.66)

(1)	Adjusted pre-tax income (loss) is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”). See Note 1 below.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “In 2024, Cohen & Company Capital Markets (“CCM”), our full-service boutique investment bank, continued to grow market share as an advisor and agent, expanding into underwriting initial public offerings. While CCM revenue was down compared to the third quarter of 2024, our actions to strengthen the business throughout the year generated full year CCM revenue of $38.9 million from nearly 50 clients, almost double the full year 2023 CCM revenue of $21.9 million.”

Brafman continued, “Despite continued elevated mortgage rates and lower levels of mortgage origination, we were able to grow our mortgage business in 2024, ending the year with a gestation repo book of $2.7 billion, up more than 30% from December 2023. We remain confident about our future earnings potential and are focused on enhancing long-term, sustained value for our stockholders, including through continued payment of our quarterly dividend.”

Financial Highlights

•	Net loss attributable to Cohen & Company Inc. was $2.0 million, or $1.21 per diluted share, for the three months ended December 31, 2024, compared to net income of $2.2 million, or $1.31 per diluted share, for the three months ended September 30, 2024, and net income of $4.5 million, or $2.97 per diluted share, for the three months ended December 31, 2023. Adjusted pre-tax loss was $7.7 million, or $1.32 per diluted share, for the three months ended December 31, 2024, compared to adjusted pre-tax income of $7.7 million, or $1.34 per diluted share, for the three months ended September 30, 2024, and adjusted pre-tax income of $16.0 million, or $2.88 per diluted share, for the three months ended December 31, 2023. Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share are not measures recognized under GAAP. See Note 1 below.

•	Revenues were $18.5 million for the three months ended December 31, 2024, compared to $31.7 million for the prior quarter and $34.5 million for the prior year quarter.

o	Net trading revenue was $8.9 million for the three months ended December 31, 2024, comparable to the prior quarter and up $1.1 million from the prior year quarter. The increase from the prior year quarter was due primarily to higher trading revenue from our mortgage group.

o	Asset management revenue was $2.1 million for the three months ended December 31, 2024, down slightly from the prior quarter and up $0.1 million from the prior year quarter. The change from the prior year quarter was related primarily to deferred performance fees in one of our European funds.

o	New issue and advisory revenue was $10.1 million for the three months ended December 31, 2024, down $12.4 million from the prior quarter and down $8.6 million from the prior year quarter.

o	Principal transactions and other revenue was negative $2.5 million for the three months ended December 31, 2024, compared to negative $1.7 million in the prior quarter and positive $6.0 million in the prior year quarter.

•	Compensation and benefits expense during the three months ended December 31, 2024 decreased $5.0 million from the prior quarter and decreased $3.4 million from the prior year quarter. The number of Company employees was 113 as of December 31, 2024, compared to 113 as of September 30, 2024, and 118 as of December 31, 2023.

•	Interest expense during the three months ended December 31, 2024 was $1.5 million, including $1.2 million on our trust preferred securities debt, $0.3 million on our senior promissory notes, and $19 thousand on our bank credit facility. During September 2024, the Company restructured two-thirds of its redeemable financial instrument into a promissory note and repaid the remaining one-third in cash.

•	Loss from equity method affiliates for the three months ended December 31, 2024 was $0.7 million, compared to loss from equity method affiliates of $0.7 million for the prior quarter and income from equity method affiliates of $17.2 million for the prior year quarter. Income (loss) from equity method affiliates fluctuates primarily depending on the timing of the closing of the business combinations by the Company’s equity method investees that are sponsors of SPACs, which typically results in changes to the value of founder shares allocable to the Company by the SPAC sponsors. Also, certain sponsors of SPACs hold the founder shares for some period after the business combination, which may cause income (loss) for equity method affiliates to further fluctuate. During the fourth quarter of 2023, there were four business combinations that closed, which resulted in that quarter’s significant income from equity method affiliates.

•	Income tax benefit for the three months ended December 31, 2024 was $0.8 million, compared to income tax expense of $0.1 million in the prior quarter, and income tax expense of $0.2 million in the prior year quarter. The Company will continue to evaluate its operations on a quarterly basis and may adjust the valuation allowance applied against the Company's net operating loss and net capital loss tax assets. Future adjustments could be material and may result in additional tax benefit or tax expense.

Total Equity and Dividend Declaration

•	As of December 31, 2024, total equity was $90.3 million, compared to $91.8 million as of December 31, 2023; the non-convertible non-controlling interest component of total equity was $11.5 million as of December 31, 2024 and $9.6 million as of December 31, 2023. Thus, the total equity excluding the non-convertible non-controlling interest component was $78.8 million as of December 31, 2024, a $3.4 million decrease from $82.2 million as of December 31, 2023.

•	The Company’s Board of Directors has declared a quarterly dividend of $0.25 per share, payable on April 9, 2025, to stockholders of record as of March 26, 2025. The Board of Directors will continue to evaluate the dividend policy each quarter, and future decisions regarding dividends may be impacted by quarterly operating results and the Company’s capital needs.

Conference Call

The Company will host a conference call at 10:00 a.m. Eastern Time (ET), today, March 10, 2025, to discuss these results. The conference call will be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s homepage at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 524-8416 (domestic) or +1 (412) 902-1028 (international). A replay of the call will be available for three days following the call by dialing (877) 660-6853 or (201) 612-7415, with participant passcode 13752190.

About Cohen & Company

Cohen & Company is a financial services company specializing in an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, gestation repo financing, new issue placements in corporate and securitized products, underwriting, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial (Europe) S.A. in Europe. A division of JVB, Cohen & Company Capital Markets (“CCM”) is the Company’s full-service boutique investment bank that focuses on mergers and acquisitions (“M&A”), capital markets, and SPAC advisory services. The Capital Markets business segment also includes investment returns on financial instruments that the Company has received as consideration for advisory, underwriting, and new issue placement services provided by CCM. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, joint ventures, and investment funds. As of December 31, 2024, the Company had approximately $2.3 billion of assets under management in primarily fixed income assets in a variety of asset classes including U.S. and European bank and insurance trust preferred securities, debt issued by small and medium sized European, U.S., and Bermudian insurance and reinsurance companies, equity interests of SPACs and their sponsor entities, and commercial real estate loans. The Principal Investing segment is comprised primarily of investments the Company holds related to its SPAC franchise and other investments the Company has made for the purpose of earning an investment return rather than investments made to support its trading or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Note 1: Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per share are non-GAAP measures of performance. Please see the discussion under “Non-GAAP Measures” below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, including those caused by inflation, raising interest rates, and the current geopolitical situation, (b) unfavorable market conditions may lead to a reduction in revenues from our new issue and advisory revenues, including from underwriting and placement activities, (c) losses caused by financial or other problems experienced by third parties, (d) losses due to unidentified or unanticipated risks, (e) a lack of liquidity, i.e., ready access to funds for use in our businesses, (f) the ability to attract and retain personnel, (g) litigation and regulatory proceedings, (h) reputational harm due to losses or our inability to sell securities we purchase as an underwriter at the anticipated price levels, (i) competitive pressure, (j) an inability to generate incremental income from new or expanded businesses, (k) unanticipated market closures or effects due to inclement weather or other disasters, (l) losses (whether realized or unrealized) on our principal investments, (m) the possibility that payments to the Company of subordinated management fees from its CDOs will continue to be deferred or will be discontinued, (n) the possibility that the Company’s stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise, (o) the Company’s reduction in the volume of its investments into SPACs, (p) the difficulty in identifying potential business combinations as a result of increased competition in the SPAC market, (q) the value of the Company’s holdings of founders shares in post-business combination companies is volatile and may decline and the possibility that significant portions of the founder shares may remain restricted for a long period of time, (r) the possibility that the Company will stop paying quarterly dividends to its stockholders, and (s) the impacts of rising interest rates and inflation. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	12/31/24	9/30/24	12/31/23	12/31/24	12/31/23
Revenues
Net trading	$8,947	$8,816	$7,809	$36,409	$30,926
Asset management	2,067	2,147	1,919	9,009	7,337
New issue and advisory	10,075	22,459	18,722	63,422	28,264
Principal transactions and other revenue	(2,548)	(1,727)	6,014	(29,242)	16,454
Total revenues	18,541	31,695	34,464	79,598	82,981
Operating expenses
Compensation and benefits	12,935	17,915	16,335	56,388	52,092
Business development, occupancy, equipment	2,018	1,567	1,317	6,617	5,204
Subscriptions, clearing, and execution	2,645	2,691	2,088	9,639	8,965
Professional services and other operating	6,283	2,156	3,145	14,421	9,296
Depreciation and amortization	163	144	130	556	563
Total operating expenses	24,044	24,473	23,015	87,621	76,120
Operating income (loss)	(5,503)	7,222	11,449	(8,023)	6,861
Non-operating income (expense)
Interest expense, net	(1,474)	(1,256)	(1,619)	(5,821)	(6,526)
Income (loss) from equity method affiliates	(662)	(683)	17,217	21,704	15,609
Income (loss) before income tax expense (benefit)	(7,639)	5,283	27,047	7,860	15,944
Income tax expense (benefit)	(764)	142	166	(329)	5,545
Net income (loss)	(6,875)	5,141	26,881	8,189	10,399
Less: Net income (loss) attributable to the non-convertible non-controlling interest	66	(2,455)	11,054	8,675	19,590
Enterprise net income (loss)	(6,941)	7,596	15,827	(486)	(9,191)
Less: Net income (loss) attributable to the convertible non-controlling interest	(4,988)	5,446	11,279	(357)	(4,078)
Net income (loss) attributable to Cohen & Company Inc.	$(1,953)	$2,150	$4,548	$(129)	$(5,113)

Earnings per share
Basic
Net income (loss) attributable to Cohen & Company Inc.	$(1,953)	$2,150	$4,548	$(129)	$(5,113)
Basic shares outstanding	1,631	1,631	1,522	1,615	1,513
Net income (loss) attributable to Cohen & Company Inc. per share	$(1.20)	$1.32	$2.99	$(0.08)	$(3.38)
Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$(1,953)	$2,150	$4,548	$(129)	$(5,113)
Net income (loss) attributable to the convertible non-controlling interest	(4,988)	5,446	-	(357)	-
Income tax and conversion adjustment	62	(17)	-	33	-
Net income (loss) attributable to Cohen & Company Inc. for fully diluted net income (loss) per share calculation	$(6,879)	$7,579	$4,548	$(453)	$(5,113)
Basic shares outstanding	1,631	1,631	1,522	1,615	1,513
Unrestricted Operating LLC membership units exchangeable into COHN shares	4,063	4,062	-	4,061	-
Additional dilutive shares	-	98	9	-	-
Fully diluted shares outstanding (1)	5,694	5,791	1,531	5,676	1,513
Fully diluted net income (loss) per share	$(1.21)	$1.31	$2.97	$(0.08)	$(3.38)

Reconciliation of adjusted pre-tax income (loss) to net income (loss) attributable to Cohen & Company Inc. and calculations of per share amounts
Net income (loss) attributable to Cohen & Company Inc.	$(1,953)	$2,150	$4,548	$(129)	$(5,113)
Addback (deduct): Income tax expense (benefit)	(764)	142	166	(329)	5,545
Addback (deduct): Net income (loss) attributable to the convertible non-controlling interest	(4,988)	5,446	11,279	(357)	(4,078)
Adjusted pre-tax income (loss)	$(7,705)	$7,738	$15,993	$(815)	$(3,646)

Adjusted fully diluted shares outstanding (2)	5,852	5,791	5,546	5,758	5,533
Fully diluted adjusted pre-tax income (loss) per share	$(1.32)	$1.34	$2.88	$(0.14)	$(0.66)

(1) When the fully diluted net income (loss) per share is anti-dilutive, the basic shares outstanding are presented on this line item.

(2) Adjusted fully diluted shares outstanding includes (a) weighted average unrestricted and restricted Operating LLC units exchangeable into COHN shares and (b) weighted average unrestricted and restricted shares, even during periods when the corresponding GAAP calculation of fully diluted shares outstanding above does not include them. The Operating LLC units are always included because the non-GAAP measure of performance, adjusted pre-tax income (loss), always includes net income (loss) attributable to the corresponding convertible interest.

COHEN & COMPANY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 21, 2024
	(unaudited)	December 31, 2023
Assets
Cash and cash equivalents	$19,590	$10,650
Receivables from brokers, dealers, and clearing agencies	45,650	66,801
Due from related parties	941	772
Other receivables	6,526	5,373
Investments - trading	148,332	181,328
Other investments, at fair value	35,262	72,217
Receivables under resale agreements	668,259	408,408
Investment in equity method affiliates	23,430	14,241
Deferred income taxes	2,257	1,580
Goodwill	109	109
Right-of-use asset - operating leases	15,540	7,541
Other assets	5,253	3,741
Total assets	$971,149	$772,761

Liabilities
Payables to brokers, dealers, and clearing agencies	$66,655	$111,085
Accounts payable and other liabilities	10,913	8,115
Accrued compensation	17,770	17,268
Trading securities sold, not yet purchased	36,432	65,751
Other investments sold, not yet purchased, at fair value	1,651	24,742
Securities sold under agreements to repurchase	695,966	408,203
Operating lease liability	16,575	8,216
Redeemable financial instruments	-	7,868
Debt	34,904	29,716
Total liabilities	880,866	680,964

Equity
Voting non-convertible preferred stock	27	27
Common stock	20	19
Additional paid-in capital	76,704	74,594
Accumulated other comprehensive loss	(1,007)	(944)
Accumulated deficit	(34,016)	(32,014)
Total stockholders' equity	41,728	41,682
Non-controlling interest	48,555	50,115
Total equity	90,283	91,797
Total liabilities and equity	$971,149	$772,761

Non-GAAP Measures

Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share

Adjusted pre-tax income (loss) is not a financial measure recognized by GAAP. Adjusted pre-tax income (loss) represents net income (loss) attributable to Cohen & Company Inc., computed in accordance with GAAP, excluding income tax expense (benefit), plus the net income (loss) attributable to the convertible non-controlling interest. Income tax expense (benefit) has been excluded because a pre-tax measurement of enterprise earnings that includes net income (loss) attributable to the convertible non-controlling interest is a useful and appropriate measure of performance. Furthermore, our income tax expense (benefit) has been, and we expect it will continue to be, a substantially non-cash item for the foreseeable future, generated from adjustments in our valuation allowance applied to the Company’s gross deferred tax assets. Convertible non-controlling interest is added back to adjusted pre-tax income (loss) because the underlying Cohen & Company, LLC equity units are convertible into Cohen & Company Inc. shares. Adjusted pre-tax income (loss) per diluted share is calculated by dividing adjusted pre-tax income (loss) by diluted shares outstanding, both of which include adjustments used in the corresponding calculation in accordance with GAAP.

We present adjusted pre-tax income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted pre-tax income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted pre-tax income (loss) and related per diluted share amounts to evaluate the performance of our enterprise operations. Adjusted pre-tax income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted pre-tax income (loss) should not be assessed in isolation from or construed as a substitute for net income (loss) attributable to Cohen & Company Inc. prepared in accordance with GAAP. Adjusted pre-tax income (loss) is not intended to represent and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	Joseph Sala or Zach Genirs
Executive Vice President and	212-355-4449
Chief Financial Officer
215-701-8952
investorrelations@cohenandcompany.com